Exhibit 4.4

Execution Version

500.COM LIMITED

CONVERTIBLE PROMISSORY NOTE PURCHASE AGREEMENT

This CONVERTIBLE PROMISSORY NOTE PURCHASE AGREEMENT (this “Agreement”), dated as of October 20, 2013, is entered into by and among 500.com Limited, a company established under the laws of the Cayman Islands (the “Company”), and Sequoia Capital 2010 CGF Holdco, Ltd., a company established under the laws of the Cayman Islands (the “Investor”). The Company and the Investor are hereinafter collectively referred to as the “parties” and each individually as a “party.”

WHEREAS, on the terms and subject to the conditions set forth herein, the Investor desires to purchase from the Company, and the Company desires to sell to the Investor, a convertible promissory note in the principal amount of TWENTY MILLION U.S. DOLLARS (US$20,000,000) (the “Principal Amount”).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, and conditions set forth below, the parties hereto, intending to be legally bound, hereby agree as follows:

1. General Definitions. As used in this Agreement, the following capitalized terms have the following meanings:

“2011 Share Incentive Plan” has the meaning set forth in Section 3(f) hereof.

“Act” means the U.S. Securities Act of 1933, as amended.

“ADSs” means the American Depositary Shares, each representing certain number of Listing Equity Securities of the Company as ascribed in the Final Registration Statement.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. “Control”, “Controlled”, “Controlling” or “under common Control with” with respect to any Person means having the ability to direct the management and affairs of such Person, whether through the ownership of voting securities, by contract or otherwise, and such ability shall be deemed to exist when any Person holds a majority of the outstanding voting securities of such Person.

“Agreement” has the meaning set forth in the preamble.

“Investment Securities” means, to the extent the Class B Ordinary Shares exist at the time of the Company’s IPO, the Class B Ordinary Shares, and if the Class B Ordinary Shares do not exist at the time of the Company’s IPO, the Listing Equity Securities.

“Board” means the board of directors of the Company.

“Business Day” means any day except a Saturday, a Sunday or a statutory holiday in the PRC, Hong Kong, New York or the Cayman Islands.

“BVI Co” means Fine Brand Limited, a company incorporated under the laws of the British Virgin Islands and a wholly owned subsidiary of the Company.

“Class A Ordinary Shares” means the Class A Ordinary Shares of par value of US$0.00005 each in the capital of the Company at the time of the IPO (to the extent they exist at the time of the Company’s IPO), which shall have one vote per share and carry such other rights, privileges and benefits as set out in the IPO Corporate Constitution.

“Class B Ordinary Shares” means the Class B Ordinary Shares of par value of US$0.00005 each in the capital of the Company at the time of the IPO (to the extent they exist at the time of the Company’s IPO), which shall have ten votes per share, are convertible into Class A Ordinary Shares at a ratio of one Class B Ordinary Shares to one Class A Ordinary Share at the discretion of its holder, and carry such other rights, privileges and benefits as set out in the IPO Corporate Constitution.

“Closing” has the meaning set forth in Section 2(c) hereof.

“Company” has the meaning set forth in the preamble.

“Concurrent Private Placement” has the meaning set forth in Section 6(a) hereof.

“Conversion Shares” means the Investment Securities issuable upon conversion of the Note pursuant to the terms thereof.

“Corporate Constitution” means the memorandum and articles of association of the Company currently in effect as of the date hereof.

“Draft Registration Statement” means the draft registration statement on form F-1 submitted to the U.S. Securities and Exchange Commission (the “SEC”) on September 19, 2013 for the purpose of registering the Company’s equity securities with the SEC in connection with the IPO.

“FCPA” has the meaning set forth in Section 5(g) hereof.

“Final Registration Statement” means the final registration statement on form F-1 to be filed with and declared effective by the SEC for the purpose of registering the Company’s equity securities with the SEC in connection with the IPO.

“Financial Statements” has the meaning set forth in Section 3(j)(A) hereof.

“Governmental Authority” means (a) any nation (other than the PRC) or government or any province or state or any other political sub-division thereof; (b) any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including government authority, agency, department, board, commission or instrumentality of the PRC or any political sub-division thereof; (c) any court, tribunal or arbitrator; and (d) any self-regulatory organization.

“Group Companies” means the Company, BVI Co, HK Co, WFOE, PRC Companies and their Subsidiaries from time to time.

“HK Co” means 500wan HK Limited, a company incorporated under the laws of Hong Kong and a wholly owned subsidiary of the BVI Co.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Investor” has the meaning set forth in the preamble.

“Investor Director” has the meaning set forth in Section 8.1(d) hereof.

“IPO” means the proposed initial public offering of the ADS representing the Listing Equity Securities and the listing of such securities on the Listing Venue.

“IPO Corporate Constitution” means the memorandum and articles of association to be adopted by the Company and become effective upon the closing of the IPO.

“Issuance Date” means the date on which the Note is issued.

“Lien” means any mortgage, pledge, deed of trust, hypothecation, right of others, claim, security interest, encumbrance, burden, title defect, title retention agreement, lease, sublease, license, occupancy agreement, easement, covenant, condition, encroachment, voting trust agreement, option, right of first offer, negotiation or refusal, proxy, lien, charge, adverse claim or other restrictions (including, but not limited to, restrictions on transfer), encumbrances or limitations of any nature whatsoever, including, but not limited to, such Liens as may arise under any contract.

“Listing Equity Securities” means the Class A Ordinary Shares or such other equity securities of the Company that are of the same class and series as the equity securities to be offered in the IPO and listed on the Listing Venue (either directly or through a depositary arrangement).

“Listing Venue” means New York Stock Exchange or such other listing venue where the Listing Equity Securities are listed.

“Material Adverse Effect” has the meaning set forth in Section 3(k) hereof.

“Note” has the meaning set forth in Section 2(a) hereof.

“Ordinary Shares” means the Ordinary Shares of par value of US$0.00005 each in the capital of the Company, carrying the rights, privileges and benefits as set out in the Corporate Constitution.

“Per Share IPO Price” means the quotient obtained by dividing (a) the final initial public offering price per ADS in the IPO by (b) the number of Listing Equity Securities each ADS represents.

“Person” means and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity (whether or not having separate legal personality) or a Governmental Authority.

“PRC Companies” means, collectively, Shenzhen E-Sun Network Co., Ltd., Shenzhen E-Sun Sky Network Technology Co., Ltd., Shenzhen Youlanguang Technology Co., Ltd. and Shenzhen Guangtiandi Technology Co., Ltd., all of which are incorporated under the laws of the PRC, and a “PRC Company” means any of them. For the avoidance of doubt, the PRC Companies shall be deemed Subsidiaries of WFOE.

“PRC” means the People’s Republic of China, excluding Hong Kong, Macau and Taiwan for purposes of this Agreement.

“Principal Amount” has the meaning set forth in the recitals.

“Subsidiary” shall mean, with respect to any Person, any entity (i) of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person or (ii) directly or indirectly Controlled by such Person.

“Transaction Documents” has the meaning set forth in Section 3(b) hereof.

“Underwriter” means the underwriter of the IPO.

“US$” means United States Dollars, the lawful currency of the United States of America.

“WFOE” means E-Sun Sky Computer (Shenzhen) Co., Ltd., a company incorporated under the laws of the PRC and a wholly owned subsidiary of HK Co.

2. Purchase and Sale of the Note.

(a) Issuance of the Note. At the Closing (as defined below), subject to the terms and conditions hereof, the Company agrees to issue and sell to the Investor, and the Investor agrees to purchase, a convertible promissory note in the form of Exhibit A hereto (the “Note”) in the amount of the Principal Amount.

(b) Seniority of the Note. The Note, when issued and delivered to the Investor, shall rank pari passu to all other present and future unsubordinated and unsecured senior indebtedness of the Company.

(c) Closing. Subject to the fulfillment or waiver of the conditions to Closing as set forth in Section 8, the sale and purchase of the Note (the “Closing”) as provided in Section 2(a) above shall take place remotely via the exchange of documents and signatures as soon as possible within five (5) Business Days after all closing conditions set forth in Section 8 are satisfied or waived, or at such other place, time and manner as the Company and the Investor may agree. The parties agree that all transactions at the Closing shall be deemed to occur simultaneously and none of them shall be deemed to have occurred until the conclusion of the Closing.

(d) Deliveries by the Investor. At the Closing, the Investor shall pay the Principal Amount by wire transfer in immediately available funds to an account of the Company, the details of which shall be notified to the Investor in writing by the Company at least two (2) Business Days prior to the Closing.

(e) Deliveries by the Company. At the Closing, the Company shall deliver to the Investor a Note in the amount of the applicable Principal Amount.

3. Representations and Warranties of the Company. The Company represents and warrants to the Investor, as of the date hereof and the date of the Closing, that:

(a) Due Incorporation, Qualification, etc. Each of the Group Companies is a company duly organized and validly existing in good standing under the laws of its place of incorporation. Each of the Group Companies has full requisite corporate power and authority to own, lease and operate its properties and assets it now owns, leases and operates, and to carry on its business as presently conducted.

(b) Authority. The execution, delivery and performance by the Company of each of this Agreement and the Note (collectively, the “Transaction Documents”), and the consummation of the transactions contemplated hereby and thereby (i) are within the power of the Company and (ii) have been duly authorized by all necessary actions on the part of the Company.

(c) Enforceability. Each Transaction Document executed by the Company has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(d) Non-Contravention. The execution, delivery and performance of and compliance with the Transaction Documents by the Company do not and will not result in any violation of or conflict with the Corporate Constitution or the IPO Corporate Constitution, or result in a material breach of, or constitute a material default under any material agreement to which the Company is a party or under which any of the Group Companies’ properties or assets may be bound.

(e) Approvals. Except for those that have been obtained and assuming the accuracy of the representations and warranties made by the Investor in Section 4 of this Agreement, no consent, approval, qualification, order or authorization of, or designation, declaration or filing with, any Governmental Authority on the part of the Group Companies is required in connection with the valid execution and delivery of this Agreement, or the consummation of the transactions contemplated hereunder.

(f) Capitalization. The authorized share capital of the Company is US$50,000 consisting of 955,878,540 Ordinary Shares of par value of US$0.00005 each, of which no more than 230,768,220 shares are issued and outstanding as of the date hereof, the Closing Date and immediately prior to the closing of the IPO. All the outstanding shares have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth herein and options granted under the Company’s employee share incentive plan under which 12% of the issued and outstanding Ordinary Shares (on an as-exercised and fully diluted basis) are issuable (the “2011 Share Incentive Plan”), there are (i) no outstanding warrants, options, convertible securities or rights to subscribe for or purchase any shares or other securities from the Company or any of the other Group Companies, and (ii) no obligations (contingent or otherwise) of the Company or any of the other Group Companies to purchase, redeem or otherwise acquire any shares or any interest therein or to pay any dividend or make any other distribution in respect thereof.

(g) Conversion Shares. The Conversion Shares, if any when issued in accordance with the terms of the Transaction Documents, will (i) have been duly authorized, validly issued, fully paid and nonassessable and (ii) be of the same type and class of securities as those offered in the IPO. Upon the conversion and registration of the Investor in the register of members of the Company in accordance with the terms and conditions of the Transaction Documents, the Investor will acquire good and valid title to the Conversion Shares, free and clear of any Lien.

(h) Litigation and Compliance. Other than as disclosed in the Draft Registration Statement, there is no action, suit or proceeding by any Person pending or threatened, against the Group Companies or, to the best knowledge of the Company, against any of their directors or officers in connection with the Group Companies, before any Governmental Authority, except those, if determined adversely to the Group Companies or any of their directors and executive officers, would not result in, individually or in the aggregate, a Material Adverse Effect (defined hereunder). The Group Companies are in compliance with all applicable laws in all material respects.

(i) Registration Statement. The Company made available or delivered to the Investor true and complete copies of the Draft Registration Statement. The Draft Registration Statement as the date thereof contained all material information about the Group Companies which is material to a reasonable and prudent investor for purposes of forming an informed opinion of the assets and liabilities, business, financial condition, results of operation and prospects of the Group Companies, taken as a whole. The Draft Registration Statement did not contain as of the date thereof an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Final Registration Statement will not contain as of the closing date of the IPO an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(j) Financial Statements.

(A) The Draft Registration Statement contains the following financial statements: consolidated balance sheets of the Company as of December 31, 2011 and 2012 and June 30, 2013, and the related consolidated statements of comprehensive income, cash flows and changes in shareholders’ equity (deficit) for each of the years during the three-year period ended December 31, 2012 and the six month period ended June 30, 2013, and, together with the draft reports thereon of Ernst & Young Hua Ming LLP, independent registered public accounting firm, including in each case the notes thereto. The Investor has also received and reviewed the consolidated balance sheets of the Company as of September 30, 2013, and the related consolidated statements of comprehensive income, cash flows and changes in shareholders’ equity (deficit) for the nine month period ended September 30, 2013 and, together with the draft reports thereon of Ernst & Young Hua Ming LLP, including the notes thereto. All financial statements referred to under this subsection (A) are collectively referred to as the “Financial Statements”.

(B) The Financial Statements (including the notes thereto) fairly present, in all material respects, the financial condition and the results of operations, changes in shareholders’ or owners’ equity and cash flows of the Group Companies, as at the respective dates of and for the periods referred to in such Financial Statements, all in accordance with U.S. generally accepted accounting principles. As of their respective dates, the Financial Statements did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. The Financial Statements reflect the consistent application of such accounting principles throughout the periods involved.

(k) Absence of Changes. Since September 30, 2013, each of the Group Companies has conducted its business in all material respects only in the ordinary course consistent with past practice and there has not been any event, occurrence, change, violation, inaccuracy, circumstance or effect (regardless of whether or not such events, occurrences, changes, violations, inaccuracies, circumstances or effects are inconsistent with the representations or warranties made by the Company in this Agreement) that is, or could reasonably be expected to be materially adverse to the business, operations, condition (financial or otherwise), assets (tangible or intangible), liabilities, properties, or results of operations of the Group Companies taken as a whole (“Material Adverse Effect”), provided, however, that in no event shall any of the following, alone or in combination, occurring after the date of this Agreement, be deemed to constitute a Material Adverse Effect, nor shall any event or occurrence, occurring after the date of this Agreement, to the extent relating to or resulting from any of the following be taken into account in determining whether a Material Adverse Effect has occurred or would result: (1) changes in general economic, business or geopolitical conditions, or in the financial, credit or securities markets in general (including changes in interest rates, exchange rates, stock, bond and/or debt prices); (2) changes or developments generally affecting any of the industries in which the Company or any Group Company operates; (3) changes in laws applicable to the Group Companies or any of their respective properties or assets or changes in the applicable generally accepted accounting principles; (4) any natural or man-made disasters or acts of war (whether or not declared), sabotage or terrorism, or armed hostilities, or any escalation or worsening thereof; (5) any changes directly and exclusively attributable to the entry into, announcement or performance of this Agreement and the transactions contemplated hereby (including compliance with the covenants set forth herein and any action taken or omitted to be taken by any Group Company at the written request of the Investor); and (6) any shareholder litigation regarding allegations of a breach of fiduciary duty or other violation of applicable law resulting directly and exclusively from this Agreement or the transactions contemplated by this Agreement.

(l) Existing Indebtedness. The Company (excluding any other Group Companies) has no more than US$36,000,000 of outstanding indebtedness, obligations and other liabilities, whether absolute, accrued, contingent, fixed or otherwise.

4. Representations and Warranties of the Investor. The Investor represents and warrants to the Company, as of the date hereof and the date of the Closing, that:

(a) Authority. The Investor has full legal power and authority to execute and deliver the Transaction Documents to which it is a party. The execution, delivery and performance by the Investor of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby (i) are within the power of the Investor and (ii) have been duly authorized by all necessary actions on the part of the Investor.

(b) Approvals. Except for those that have been obtained and assuming the accuracy of the representations and warranties made by the Company in Section 3 of this Agreement, no consent, approval, qualification, order or authorization of, or designation, declaration or filing with, any Governmental Authority on the part of the Investor is required in connection with the valid execution and delivery of this Agreement, or the consummation of the transactions contemplated hereunder.

(c) Enforceability. Each of the Transaction Documents executed by the Investor has been duly executed and delivered by the Investor and constitutes a valid and binding obligation of the Investor, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(d) Investment Intent; Capacity to Protect Interests. The Investor is purchasing the Note held by the Investor solely for its own account for investment and not with a view to or for sale in connection with any distribution of the Note or any portion thereof and not with any present intention of selling, offering to sell or otherwise disposing of or distributing the Note or any portion thereof in any transaction. The Investor also represents that the entire legal and beneficial interest of the Note is being purchased, and will be held, for the Investor’s account only, and neither in whole or in part for any other Person.

(e) Regulation S Eligibility; Restriction on Resale. Such Investor acknowledges that the Note to be purchased by such Investor is being offered and sold outside the United States pursuant to Regulation S under the Act. Such Investor is not a U.S. person as defined in Regulation S and is located outside of the United States. Such Investor understands that the Note to be purchased by such Investor have not been registered under the Act and may not be offered or sold within the United States or to, or for the account or benefit of, a U.S. person except pursuant to an exemption from, or in a transaction not subject to the registration requirements under the Act.

(f) No Public Market. The Investor understands that no public market now exists for the Note held by the Investor or the Conversion Shares, and that the Company has made no assurances that there will ever be a public market for the Note or the Conversion Shares.

5. Negative Covenants. So long as the Note remains outstanding, the Company shall not, or shall cause any Group Company not to, without the prior written consent of the Investor:

(a) Indebtedness. Be indebted, for borrowed money or otherwise, or become liable for the obligation of any other party, except for the indebtedness of the Group Companies under this Agreement or incurred during the ordinary course of business.

(b) Liens. Create, incur, assume or permit to exist any Lien on any Group Company’s material assets or property.

(c) Dividends. Pay any dividends or purchase, redeem or otherwise acquire or make any distribution with respect to any of Group Company’s capital stock.

(d) Loans/Investments. Make any loans or investments in excess of US$10 million, except accounts receivables, temporary advances to cover incidental expenses or otherwise in the ordinary course of business.

(e) Equity Financing. Enter into any agreements or commitments to authorize, create or issue shares of any class or series in the Company, or any increase in the authorized or designated number of such new class or series, other than (i) the Note issued hereunder, (ii) new shares issued pursuant to the Company’s 2011 Share Incentive Plan, and (iii) the securities to be offered in the IPO.

(f) Sale of Asset. Sale or otherwise dispose of any material asset of any of the Group Companies that accounts for more than 5% of the then total asset value of the Group Companies, other than the securities to be offered in the IPO.

(g) Anti-Corruption. The Company undertakes that it shall not, and shall not permit any of its Subsidiaries or Affiliates or any of its or their respective directors, officers, managers, employees, independent contractors, representatives or agents to, promise, authorize or make any payment to, or otherwise contribute any item of value to, directly or indirectly, to any third party, including any non-U.S. official, in each case, in violation of the Foreign Corrupt Practices Act of 1977 of the United States (“FCPA”), the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. The Company further undertakes that it shall, and shall cause each of its Subsidiaries and Affiliates to, cease all of its or their respective activities, as well as remediate any actions taken by the Company, its Subsidiaries or Affiliates, or any of their respective directors, officers, managers, employees, independent contractors, representatives or agents in violation of the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. The Company further undertakes that it shall, and shall cause each of its Subsidiaries and Affiliates to, maintain systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law.

6. Affirmative Covenants.

(a) Concurrent Private Placement. The Parties hereby agree that Company shall sell and allot to the Investor, and the Investor shall purchase from the Company, the Investment Securities in the amount of US$15 million pursuant to a transaction that shall close currently with the Company’s IPO and is exempted from the registration requirement of the Securities Act at a per share price equal to the Per Share IPO Price, and the Investment Securities shall be subject to a six-month lock up period at the request of the Underwriter (the “Concurrent Private Placement”).

(b) Notice of Litigation. So long as the Note remains outstanding, the Company shall provide to the Investor promptly after the commencement thereof, notice of all actions, suits, and proceedings before any Governmental Authority against any Group Company that has an amount in controversy that exceeds US$400,000.

(c) Notice of Events of Defaults. So long as the Note remains outstanding, the Company shall provide to the Investor, as soon as possible and in any event within seven (7) Business Days after the occurrence thereof, with written notice of each event which either (i) is an Event of Default (as defined in the Note), or (ii) with the giving of notice or lapse of time or both would constitute an Event of Default, in each case setting forth the details of such event and the action which is proposed to be taken by any Group Company with respect thereto.

(d) Use of proceeds. The Company agrees and undertakes that proceeds from the issuance of the Note shall be used for working capital purposes.

(e) Right to Appoint Director. For so long as the Investor remains a holder of the Note with an outstanding principal amount of at least eight million U.S. dollars (US$8,000,000), the Investor shall be entitled to (i) nominate one (1) Director (the “Investor Director”) to the Board, and (ii) remove the Investor Director and to fill any vacancy caused by the resignation, death or renewal of the Investor Director, and the Investor Director shall not be removed or replaced without prior written consent of the Investor.

7. Replacement of the Note. Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of the Note, the Company, at the expense of the Investor requesting such replacement, will execute and deliver a new Note executed in the same manner as the Note being replaced, in the same principal amount as the unpaid principal amount of such Note and dated the date to which interest shall have been paid on such Note or, if no interest shall have yet been so paid, dated the date of such Note.

8. Condition Precedent.

8.1 The obligations of the Investor at the Closing under Section 2 hereof are subject to the fulfillment on or before the Closing of each of the following conditions (unless otherwise waived, in whole or in part, in writing by the Investor):

(a) Representations and Warranties. The representations and warranties contained in Section 3 shall be true and correct on and as of the date hereof, and shall be true and correct on and as of the Closing, with the same effect as though such representations and warranties had been made on and as of the Closing.

(b) Performance. The Company shall have performed and complied with all covenants, undertakings, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it at or before the Closing.

(c) Corporate Approval. The Company shall have obtained necessary consents by the board and shareholders of the Company to approve this Agreement and other Transaction Documents and the transactions contemplated hereby and thereby (including, without limitation, the issuance and conversion of the Note), as required in the Corporate Constitution and applicable laws, and a copy of such approval shall be provided to the Investor.

(d) Representation on the Board. A director nominated by the Investor (the “Investor Director”) shall have been appointed to the board of directors of the Company, and the Company shall have delivered the updated register of directors to the Investor reflecting such appointment.

(e) Legal Opinion. The PRC counsel of the Company shall have issued a PRC legal opinion to the Investor in substantially the same form set forth in Exhibit B.

(f) Exchangeable Note. The closing of the issuance and sales of an exchangeable note in the principal amount of US$5 million to the Investor by an existing shareholder of the Company shall have occurred.

(g) No Material Adverse Effect. There shall have been no Material Adverse Effect on the Group Companies since the date of this Agreement.

(h) Closing Certificate. The Company shall deliver to the Investor a closing certificate dated as of the date of the Closing, certifying that all conditions specified in this Section 8.1 have been fulfilled.

8.2 The obligations of the Company at the Closing under Section 2 hereof are subject to the fulfillment on or before the Closing of each of the following conditions (unless otherwise waived, in whole or in part, in writing by the Company):

(a) Representations and Warranties. The representations and warranties contained in Section 4 shall be true and correct on and as of the date hereof, and shall be true and correct on and as of the Closing, with the same effect as though such representations and warranties had been made on and as of the Closing.

(b) Performance. The Investor shall have performed and complied with all covenants, undertakings, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it at or before the Closing.

(c) Corporate Approval. The Investor shall have obtained necessary consents and internal approvals to approve this Agreement and other Transaction Documents and the transactions contemplated hereby and thereby.

(d) Other Approval. The Investor has duly obtained any and all authorizations, approvals and permits that are required to be obtained by the Investor under applicable law for the purchase of the Note.

(e) Concurrent Private Placement Agreement. The Company and the Investor shall have entered into a definitive agreement contemplating the Concurrent Private Placement to the mutual satisfaction of the parties.

9. Miscellaneous.

(a) Waivers and Amendments. Any provision of this Agreement may be amended, waived or modified only upon the written consent of the Company and the Investor.

(b) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the principles of conflicts of law thereof.

(c) Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof shall be submitted to the Hong Kong International Arbitration Centre for settlement by arbitration under the Hong Kong International Arbitration Centre Administered Arbitration Rules in force at the time of the commencement of the arbitration. The place of arbitration shall be in Hong Kong. The arbitral proceedings shall be conducted in English. The arbitral tribunal shall be composed of three arbitrators. One arbitrator shall be appointed by the Company, one arbitrator shall be appointed by the Investor, and the third arbitrator, who shall serve as chairman of the arbitration tribunal, shall be appointed through the mutual agreement of the other two arbitrators. The arbitrators shall not have the power to add to, subtract from or modify any of the terms or conditions of this Agreement. The arbitrators shall be experienced and have knowledge in the subject matter of the dispute. The resolution of any dispute by the arbitrators pursuant to this Section 9(c) shall be final, binding, conclusive and non-appealable on the parties to such dispute and may be enforced and entered as a judgment in any court of law with jurisdiction thereof. The fees and disbursements of the arbitrators shall be allocated to the party against whom any dispute decided hereunder is resolved. Each of the parties hereby irrevocably agrees that any service of process made with respect to a dispute under this Agreement may be made pursuant to the notice procedures set forth in Section 9(g).

(d) Successors and Assigns. Subject to the restrictions on transfer described in Section 9(e) below, the rights and obligations of the Company and the Investor shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

(e) Assignment.

(i) The Investor may freely assign this Agreement and the rights, interests and obligations hereunder to their respective Affiliates; and

(ii) Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by the Company without the prior written consent of the Investor;

provided that any transferees shall agree in writing to be bound by the terms and conditions of this Agreement.

(f) Entire Agreement. This Agreement together with the Note constitute and contain the entire agreement between the Company and the Investor and supersede any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof; provide, however, that nothing in this Agreement shall be deemed to terminate or supersede the provisions of any confidentiality agreements executed by the parties hereto prior to the date of this Agreement, all of which agreements shall continue in full force and effect until terminated in accordance with their respective terms.

(g) Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall in writing and faxed, mailed or delivered to each party as follows:

If to the Investor:

Attn: Kok Wai Yee

Suite 2215, 22/F

Two Pacific Place, 88 Queensway

Hong Kong

Fax: (852) 2501 5249

If to the Company:

Attn: Zhengming Pan

500.com Building

Shenxianling Sports Center

Longgang District

Shenzhen, 518115

People’s Republic of China

Fax: (86 755) 8379 6070

All such notices and communications shall be effective (a) when sent by any overnight service of recognized standing, on the Business Day following the deposit with such service; (b) when mailed, by registered or certified mail, first class postage prepaid and addressed as aforesaid, upon receipt; (c) when delivered by hand, upon delivery; and (d) when faxed, upon confirmation of receipt.

(h) Expenses. Each party shall bear its own expenses; provided, however, that the Company shall reimburse the Investor for its costs and expenses not exceeding US$100,000 reasonably incurred in connection with the preparation, negotiation and execution of the Transaction Documents and the closing of the transactions contemplated by the Transaction Documents (including without limitation the issuance of the Note and the Concurrent Private Placement).

(i) Severability of this Agreement. The provisions of this Agreement shall be deemed severable. If any provision of this Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(j) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall be deemed to constitute one instrument.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date and year first written above.

COMPANY:

500.com Limited

By:	/s/ Man San Law
Name: Man San Law
Title: Chairman and Chief Executive Officer

[Signature Page to Note Purchase Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date and year first written above.

INVESTOR:

Sequoia Capital 2010 CGF Holdco, Ltd.

By:	/s/ KOK WAI YEE
Name: KOK WAI YEE
Title: Authorized Signatory

[Signature Page to Note Purchase Agreement]

EXHIBIT A

FORM OF NOTE

THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM.

500.COM LIMITED

CONVERTIBLE PROMISSORY NOTE

US$20,000,000	October 21, 2013

FOR VALUE RECEIVED, 500.com Limited, a company incorporated under the laws of the Cayman Islands (the “Company”) promises to pay to Sequoia Capital 2010 CGF Holdco, Ltd., a company incorporated under the laws of the Cayman Islands (the “Investor”), or its registered assigns, in lawful money of the United States of America the principal amount of Twenty Million Dollars ($20,000,000), or such lesser amount as shall equal the outstanding principal amount hereof, together with interest from the date of this Convertible Promissory Note (this “Note”) on the unpaid principal balance at a rate equal to 10% per annum (subject to certain terms and conditions), computed on the basis of the actual number of days elapsed and a year of 365 days. All unpaid principal, together with any then unpaid and accrued interest and other amounts payable hereunder, shall be due and payable on June 30, 2014 (the “Maturity Date”).

The following is a statement of the rights of the Investor and the conditions to which this Note is subject, and to which the Investor, by the acceptance of this Note, agrees:

1. Seniority.

This Note shall rank pari passu to all other present and future unsubordinated and unsecured senior indebtedness of the Company.

2. Prepayments.

(a) Mandatory Prepayment.

In the event of a Change in Control, the outstanding principal amount of this Note, plus all accrued and unpaid interest, in each case that has not otherwise been converted into equity securities pursuant to Section 5, shall be due and payable immediately prior to the closing of such Change in Control.

(b) Voluntary Prepayment. Except as provided in Section 2(a) above, the principal amount or interest accrued on this Note may not be prepaid prior to the Maturity Date without the written consent of the Investor.

3. Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under this Note and the other Transaction Documents:

(a) Failure to Pay. The Company shall fail to pay (i) when due any principal payment on the due date hereunder or (ii) any interest payment or other payment required under the terms of this Note or any other Transaction Document on the date due and such payment shall not have been made within five (5) Business Days of the Company’s receipt of written notice to the Company of such failure to pay;

(b) Breaches of Covenants. The Company shall fail to observe or perform any other covenant, obligation, condition or agreement contained in this Note or the other Transaction Documents (other than those specified in Section 3(a) above) and such failure shall continue for ten (10) Business Days after the Company’s receipt of written notice by the Investor of such failure;

(c) Representations and Warranties. Any representation, warranty, certificate, or other statement (financial or otherwise) made or furnished by or on behalf of the Company to the Investor in writing in connection with this Note or any of the other Transaction Documents, or as an inducement to the Investor to enter into this Note and the other Transaction Documents, shall be false, incorrect, incomplete or misleading in any material respect when made or furnished;

(d) Other Payment Obligations. Defaults shall exist under any financing agreements of the Company with any third party or parties which consists of the failure to pay any indebtedness for borrowed money at maturity or which results in a right by such third party or parties, whether or not exercised, to accelerate the maturity of such indebtedness for borrowed money of the Company, in each case, in an aggregate amount in excess of US$5 million;

(e) Voluntary Bankruptcy or Insolvency Proceedings. The Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) admit in writing its inability to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated, (v) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vi) take any action for the purpose of effecting any of the foregoing;

(f) Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company, or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or any of the other Group Companies, or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within 45 days of commencement;

(g) Judgments. A final non-appealable judgment, verdict or government order from any Governmental Authority (including without limitation, the Ministry of Finance) for the payment of money in excess of US$5 million shall be rendered against the Company and the same shall remain undischarged for a period of 30 days during which execution shall not be effectively stayed, or any judgment, writ, assessment, warrant of attachment, or execution or similar process shall be issued or levied against a substantial part of the property of the Group Companies, and such judgment, writ, or similar process shall not be released, stayed, vacated or otherwise dismissed within 30 days after issue or levy; and

(h) Termination of Material Contract. The service contract between Shenzhen E-Sun Sky Network Technology Co., Ltd. and Jiangxi Sports Lottery Administration Center dated November 1, 2012 shall be terminated.

(i) Revocation of MOF Approval. The approval of online lottery sales services for sports lottery products granted by the Ministry of Finance to Shenzhen E-Sun Sky Network Technology Co., Ltd. shall be revoked or terminated.

(j) Removal of Board Representative. The Investor Director shall be removed without prior written consent of the Investor provided that the Investor still holds the Note with an outstanding principal amount of no less than US$8 million.

4. Rights of the Investor upon Default. Upon the occurrence of any Event of Default (other than an Event of Default described in Sections 3(e) or 3(f)) and at any time thereafter during the continuance of such Event of Default, the Investor may, by written notice to the Company, declare all outstanding Obligations payable by the Company hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Transaction Documents to the contrary notwithstanding. Upon the occurrence of any Event of Default described in Sections 3(e) and 3(f), immediately and without notice, all outstanding Obligations payable by the Company hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Transaction Documents to the contrary notwithstanding. In addition to the foregoing remedies, upon the occurrence and during the continuance of any Event of Default, the Investor may exercise any other right, power or remedy granted to it by the Transaction Documents or otherwise permitted to it by law, either by suit in equity or by action at law, or both.

5. Conversion.

(a) Automatic Conversion. If the closing of the IPO occurs prior to the Maturity Date, then upon the closing of the IPO, all of the outstanding principal amount of this Note (but not any interest accrued) shall be automatically converted into fully paid and nonassessable Investment Securities at a price per share equal to the Conversion Price, and the Note shall be deemed interest free during the period between the date hereof and the date of conversion. All such Investment Securities automatically converted from the Note shall be subject to a six-month lock up period at the request of the Underwriter.

(b) Conversion Procedure. If this Note is to be automatically converted, written notice shall be delivered to the Investor notifying the Investor of the conversion to be effected, specifying the Conversion Price, the principal amount of the Note to be converted, the date on which such conversion is expected to occur and calling upon the Investor to surrender to the Company, in the manner and at the place designated, the Note. The Investor also agrees to deliver the original of this Note (or a notice to the effect that the original Note has been lost, stolen or destroyed and other evidence reasonably satisfactory to the Company) at the closing of the IPO for cancellation; provided, however, that upon the closing of the IPO, this Note shall be deemed converted and of no further force and effect, whether or not it is delivered for cancellation as set forth in this sentence. The Company shall, as soon as practicable thereafter, issue and deliver to the Investor a certificate or certificates for the Conversion Shares to which the Investor shall be entitled upon such conversion, including a check payable to the Investor for any cash amounts payable as described in Section 5(c). Any conversion of this Note pursuant to Section 5(a) shall be deemed to have been made immediately prior to the closing of the IPO and on and after such date the Persons entitled to receive the Conversion Shares issuable upon such conversion shall be treated for all purposes as the record holder of such shares.

(c) Fractional Shares; Interest; Effect of Conversion. No fractional shares shall be issued upon conversion of this Note. In lieu of the Company issuing any fractional shares to the Investor upon the conversion of this Note, the Company shall pay to the Investor an amount equal to the product obtained by multiplying the Conversion Price by the fraction of a share not issued pursuant to the previous sentence. Upon conversion of this Note in full and the payment of the amounts specified in this paragraph, Company shall be forever released from all its obligations and liabilities under this Note and this Note shall be deemed of no further force or effect, whether or not the original of this Note has been delivered to the Company for cancellation.

(d) Reservation of Shares Issuable Upon Conversion. The Company shall reserve and keep available out of its authorized but unissued Investment Securities solely for the purpose of effecting the conversion of this Note such number of the Investment Securities as shall be sufficient to effect the conversion of this Note.

6. Definitions. As used in this Note, the following capitalized terms have the following meanings:

“Change in Control” means (a) the sale, lease or other disposition (in one or a series of related transactions) of all or substantially all of the Company’s assets to one Person or a group of Persons acting in concert, (b) the sale, exchange or transfer, in one or a series of related transactions, of a majority of the outstanding share capital of the Company to one Person or a group of Persons acting in concert, under circumstances in which the holders of the share capital of the Company immediately prior to such transaction beneficially own less than a majority in voting power of the outstanding share capital of the Company or the acquiring Person immediately following such transaction, or (c) a merger, consolidation, amalgamation, recapitalization, reclassification, reorganization or similar business combination transaction involving the Company under circumstances in which holders of the share capital of the Company immediately prior to such transaction beneficially own less than a majority in voting power of the outstanding share capital of the Company, or the surviving or resulting corporation or acquirer, as the case may be, immediately following such transaction.

“Conversion Price” shall mean a per share price equal to 80% of the Per Share IPO Price. For the avoidance of doubt, the Company and the Investor acknowledge that if and to the extent the Conversion Shares are Class B Ordinary Shares, the Conversion Price defined hereof is based on the assumption that one Class B Ordinary Share is convertible into one share of the Listing Equity Securities; and should the conversion ratio between the Class B Ordinary Shares and the Listing Equity Securities be different, the Company and the Investor shall proportionately adjust the Conversion Price in good faith to achieve an equitable result.

“Event of Default” has the meaning given in Section 3 hereof.

“Investor” shall mean the Person specified in the introductory paragraph of this Note or any Person who shall at the time be the registered holder of this Note.

“Obligations” shall mean and include all loans, advances, debts, liabilities and obligations, howsoever arising, owed by the Company to the Investor of every kind and description, now existing or hereafter arising under or pursuant to the terms of this Note and the other Transaction Documents, including, all interest, fees, charges, expenses, attorneys’ fees and costs and accountants’ fees and costs chargeable to and payable by the Company hereunder and thereunder, in each case, whether direct or indirect, absolute or contingent, due or to become due.

“Per Share IPO Price” shall mean means the quotient obtained by dividing (a) the final initial public offering price per ADS in the IPO by (b) the number of Listing Equity Securities each ADS represents.

“Purchase Agreement” shall mean the Note Purchase Agreement dated as of October 20, 2013 (as amended, modified or supplemented), by and between the Company and the Investor.

“Transaction Documents” shall mean this Note and the Purchase Agreement.

Capitalized terms used but not defined in this Note have the same meaning as set forth in the Purchase Agreement.

7. Miscellaneous.

(a) Successors and Assigns; Transfer of this Note or Securities Issuable on Conversion Hereof.

(i) Subject to the restrictions on transfer described in this Section 7(a), the rights and obligations of the Company and the Investor shall be binding upon and benefit their respective successors, assigns, heirs, administrators and transferees.

(ii) The Investor may freely assign this Note and the rights, interests and obligations hereunder to its Affiliate. The Investor shall not assign, transfer, sell or otherwise dispose of the Note to non-Affiliates without the Company’s prior written consent.

(iii) Neither this Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by the Company without the prior written consent of the Investor.

(b) Waiver and Amendment. Any provision of this Note may be amended or modified upon the written consent of the Company and the Investor. Any waiver of any provision of this Note must be in a written form duly executed by the Company or the Investor against whom such waiver is to be enforced.

(c) Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and faxed, mailed or delivered to each party at the respective addresses of the parties as set forth in the Purchase Agreement, or at such other address or facsimile number as the Company shall have furnished to the Investor in writing. All such notices and communications will be deemed effectively given if delivered in the manner as set forth in the Purchase Agreement.

(d) Payment. Unless converted into the Company’s equity securities pursuant to the terms hereof, payment shall be made in lawful tender of the United States.

(e) Default Rate; Usury. During any period in which an Event of Default has occurred and is continuing, the Company shall pay interest on the unpaid principal balance hereof at a rate per annum equal to the rate otherwise applicable hereunder plus 3%. In the event any interest paid on this Note is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

(f) Expenses; Waivers. If action is instituted to collect this Note, the Company promises to pay all costs and expenses, including, without limitation, reasonable attorneys’ fees and costs, incurred in connection with such action. The Company hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument.

(g) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

(h) Waiver of Jury Trial. By acceptance of this Note, the Investor hereby agrees and the Company hereby agrees to waive their respective rights to a jury trial of any claim or cause of action based upon or arising out of this Note or any of the Transaction Documents.

IN WITNESS WHEREOF, Company has caused this Note to be issued as of the date first written above.

500.com Limited

By:	/s/ Man San Law
Name: Man San Law
Title: Chairman and Chief Executive Officer

[Signature Page to Convertible Note issued to Sequoia]

Exhibit B – PRC Legal Opinion

HAN KUN LAW OFFICES

Suite 906, Office Tower C1, Oriental Plaza, 1 East Chang An Avenue, Beijing 100738, P. R. China

TEL: (86 10) 8525-5500; FAX: (86 10) 8525-5511/ 5522

October 21, 2013

To: 500.COM LIMITED

500.com Building

Shenxianling Sports Center

Longgang District

Shenzhen, 518115

People’s Republic of China

Sequoia Capital 2010 CGF Holdco, Ltd. (the “Investor”)

Suite 2215, 22/F

Two Pacific Place, 88 Queensway

Hong Kong

Re: Convertible Promissory Note Transactions of 500.COM LIMITED

Dear Sirs or Madams,

We are qualified lawyers of the People’s Republic of China (the “PRC” or “China”, for the purpose of this opinion only, PRC shall not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) and as such are qualified to issue this opinion on the laws and regulations of the PRC effective as at the date hereof.

We act as the PRC counsel to 500.COM LIMITED (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with the convertible promissory note transactions (the “Transactions”) contemplated in a 500.COM LIMITED Convertible Promissory Note Purchase Agreement dated October 20, 2013 entered into by and between the Company and the Investor.

A.	Assumptions

In rendering this opinion, we have examined originals or copies of the due diligence documents provided to us by the Company and the PRC Companies and such other documents, corporate records and certificates issued by the governmental authorities in the PRC (collectively the “Documents”).

CONFIDENTIALITY. This document contains confidential information which may also be privileged. Unless you are the addressee (or authorized to receive for the addressee), you may not copy, use, or distribute it. If you have received it in error, please advise Han Kun Law Offices immediately by telephone or facsimile and return it promptly by mail. Thanks.

HAN KUN LAW OFFICES

In rendering this opinion, we have assumed without independent investigation that (“Assumptions”):

i.	All signatures, seals and chops are genuine, each signature on behalf of a party thereto is that of a person duly authorized by such party to execute the same, all Documents submitted to us as originals are authentic, and all Documents submitted to us as certified or photostatic copies conform to the originals;

ii.	Each of the parties to the Documents, other than the PRC Companies, is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation; each of them, other than the PRC Companies, has full power and authority to execute, deliver and perform its obligations under the Documents to which it is a party in accordance with the laws of its jurisdiction of organization;

iii.	The Documents presented to us remain in full force and effect on the date of this opinion and have not been revoked, amended or supplemented, and no amendments, revisions, supplements, modifications or other changes have been made, and no revocation or termination has occurred, with respect to any of the Documents after they were submitted to us for the purposes of this legal opinion;

iv.	The laws of jurisdictions other than the PRC which may be applicable to the execution, delivery, performance or enforcement of the Documents are complied with; and

v.	All requested Documents have been provided to us and all factual statements made to us by the Company and the PRC Companies in connection with this legal opinion are true, correct and complete.

B.	Definitions

In addition to the terms defined in the context of this opinion, the following capitalized terms used in this opinion shall have the meanings ascribed to them as follows:

(a)	“E-Sun Network” means Shenzhen E-Sun Network Co., Ltd.;

(b)	“E-Sun Sky” means Shenzhen E-Sun Sky Network Technology Co., Ltd.;

(c)	“Government Agencies” means any competent government authorities, courts or regulatory bodies of the PRC;

(d)	“Governmental Authorizations” means all approvals, consents, permits, authorizations, filings, registrations, exemptions, endorsements, annual inspections, qualifications and licenses required by the applicable PRC Laws to be obtained from the competent Government Agencies;

(e)	“GTD” means Shenzhen Guangtiandi Technology Co., Ltd.;

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(f)	“Material Adverse Effect” means a material adverse effect on the conditions (financial or otherwise), business, properties or results of operations of the Company and the PRC Companies taken as a whole;

(g)	“Approval of Online Sports Lottery Sales Services” means the Letter of the Launch of the Pilot Project in Relation to Online Sports Lottery Sales (Ti Cai Zi [2012] No. 388) issued by the Sports Lottery Administration Center of the General Administration of Sport;

(h)	“PRC” or “China” means the People’s Republic of China (for the purposes of this opinion only, other than the Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan Province);

(i)	“PRC Laws” means all applicable laws, regulations, statutes, rules, decrees, notices, and supreme court’s judicial interpretations currently in force and publicly available as of the date of this opinion in the PRC;

(j)	“PRC Companies” means the PRC Subsidiary, E-Sun Network, E-Sun Sky, YLG and GTD;

(k)	“PRC Subsidiary” means E-Sun Sky Computer (Shenzhen) Co., Ltd.;

(l)	“Registration Statement” means the draft registration statement on Form F-1 submitted by the Company to the Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended) on September 19, 2013, including all amendments or supplements thereto;

(m)	“YLG” means Shenzhen Youlanguang Technology Co., Ltd.;

Based on our review of the Documents, to our best knowledge after due inquiry against the Company and the PRC Companies, subject to the Assumptions and the Qualifications, and except as disclosed in the Registration Statement, we are of the opinion that:

1.	Except as disclosed in the Registration Statement, each of the PRC Companies has obtained all necessary Governmental Authorizations to conduct their respective businesses in the manner described in the Registration Statement in all material aspects; to our best knowledge after due inquiry, neither the Company nor any of the PRC Companies is in violation of, or in default under, or has received notice of any proceedings relating to revocation or modification of, any Governmental Authorizations; and, to our best knowledge after due inquiry, the Company and the PRC Companies are in compliance with all of the provisions of such Governmental Authorizations, except in each case for any breach, violation or default which would not, individually or in the aggregate, have a Material Adverse Effect.

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HAN KUN LAW OFFICES

2.	Without limiting our opinion in paragraph 1 above, according to the Approval of Online Sports Lottery Sales Services, the Sports Lottery Administration Center of the General Administration of Sport is approved by the Ministry of Finance to appoint E-Sun Sky as its sales agent for the pilot phase of online sports lottery sales services under the Circular of the Launch of the Pilot Project in Relation to Online Sports Lottery Sales (Cai Ban Zong [2012] No. 82).

Our opinion expressed above is subject to the following qualifications (the “Qualifications”):

i.	Our opinion is limited to the PRC Laws of general application on the date hereof. For the purpose of this opinion only, the PRC or China shall not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region or Taiwan. We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than the PRC.

ii.	The PRC laws and regulations referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect.

iii.	Our opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent or coercionary; (iii) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, or calculation of damages; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

iv.	This opinion is issued based on our understanding of the current PRC Laws. For matters not explicitly provided under the current PRC Laws, the interpretation, implementation and application of the specific requirements under the PRC Laws are subject to the final discretion of competent PRC legislative, administrative and judicial authorities.

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v.	We may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible officers of the PRC Companies and PRC government officials.

vi.	This opinion is intended to be used in the context which is specifically referred to herein.

The opinion expressed herein is provided to you in our capacity as the PRC legal counsel of the Company for the Transactions solely for the benefit of the Company and the Investor and without our prior written consent, neither our opinion nor this opinion letter may be disclosed to or relied upon by any other person.

This opinion is strictly limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. The opinion expressed herein is rendered only as of the date hereof, and we assume no responsibility to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein.

Yours faithfully,

/s/ Han Kun Law Offices
HAN KUN LAW OFFICES

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